UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2017

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50296	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Jericho Quadrangle, Suite 202, Jericho, NY 11753

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of President and Chief Executive Officer

On October 4, 2017, William Roof, the then President and Chief Executive Officer of Intellicheck, Inc. (the “Company”) agreed to retire at the request of the board of directors of the Company.

The parties are presently in the process of finalizing a separation and consulting agreement, the details of which will be described in a future Form 8-K, or an amendment to this Form 8-K, when such agreement is executed.

Appointment of Interim President and Chief Executive Officer

Effective October 4, 2017, the board of directors of the Company appointed Bill White, the Company’s current Chief Financial Officer, as its Interim President and Chief Executive Officer. Mr. White, age 56, has more than 30 years of experience in financial management, operations and business development. Prior to joining the Company, he served 11 years as the Chief Financial Officer, Secretary and Treasurer of FocusMicro, Inc. (“FM”). Mr. White has broad domestic and international experience including managing rapid and significant growth, import/export, implementing tough cost management initiatives, exploiting new growth opportunities, merger and acquisitions, strategic planning, resource allocation, tax compliance and organization development. Prior to co-founding FM, he served 15 years in various financial leadership positions in the government sector. Mr. White started his career in Public Accounting. Mr. White holds a Bachelor of Arts in Business Administration from Washington State University and is a Certified Fraud Examiner.

In connection with agreeing to act as the Interim President and Chief Executive Officer, Mr. White’s base salary will not increase, but the board of directors have authorized a one time payment to Mr. White of $35,000.

Item 9.01.  Exhibits.

Exhibits

Exhibit	Description

99.1	Press Release dated October 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 10, 2017	INTELLICHECK, INC.

	By:	/s/ Bill White
Bill White
Interim President and Chief Executive Officer; Chief Financial Officer